As filed with the Securities and Exchange Commission on December 22, 1997

                                       Registration No. 333-_____
_________________________________________________________________
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON D.C. 20549
                         _______________
                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                         _______________
                    FINGERHUT COMPANIES, INC.
     (Exact name of registrant as specified in its charter)

     Minnesota                                  41-1396490
     (State of                               (I.R.S. Employer
   Incorporation)                          Identification No.)
                       4400 Baker Road
                         Minnetonka,
                       Minnesota  55343
                (Address of Principal Executive
                           Offices)

     Fingerhut Companies, Inc. Nonemployee Director Stock
                          Option Plan
                   (Full Title of the Plan)

                        _______________

                   Michael P. Sherman, Esq.
                   Fingerhut Companies, Inc.
                        4400 Baker Road
                  Minnetonka, Minnesota 55343
                (Name and address of agent for
                            service

                        (612) 932-3585
                (Telephone Number of Agent for
                           Service)


                 CALCULATION OF REGISTRATION FEE
                                 Proposed    Proposed
     Title of       Amount to    Maximum     Maximum     Amount
 Securities to be       be       Offering   Aggregate      of
    Registered      Registered  Price Per    Offering   Registra
                                Share (1)     Price     tion Fee
Common Stock, par
value $.01 per       100,000    $19.46875   $1,946,875  $574.33
share. . . . .    .  shares(2)


(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, and based on the average of the high and low sale prices as reported on the New York Stock Exchange composite tape on December 18, 1997.

(2)   This  registration  statement also covers  such  additional number of shares as may be issuable or saleable by reason of  the
operation   of  the  antidilution  provisions  of  the  Fingerhut
Companies, Inc. Nonemployee Director Stock Option Plan.

_________________________________________________________________

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

      The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

     a.    Annual  Report on Form 10-K for the fiscal year  ended
     December 27, 1996;

     b.    Quarterly Reports on Forms 10-Q for the quarters ended
     March 28, 1997, June 27, 1997 and September 26, 1997; and

     c. The description of the Registrant's Common Stock, contained in the Company's Registration Statement on Form 8-A (File No. 1-8668) filed pursuant to Section 12 of the Securities Exchange Act of 1934 and declared effective on April 25, 1990.

      All documents filed by the Registrant (File No. 1-8668) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel

      Michael P. Sherman, General Counsel of the Registrant, has given his opinion on the legality of the securities being registered hereunder. Mr. Sherman beneficially owns 27,500 shares of Common Stock of the Registrant, including 27,000 shares that he has the right to acquire through exercise of stock options. Mr. Sherman is not eligible to participate in the Fingerhut Companies, Inc. Nonemployee Director Stock Option Plan.

Item 6. Indemnification of Directors and Officers.

       Section 521 of the Minnesota Business Corporation Act (the "MBCA") (Minn. Stat. 302A.521) generally provides that unless its articles or bylaws provide otherwise, a corporation shall indemnify officers and directors made or threatened to be made a party to a proceeding by reason of any such person's present or former official capacity as a director or officer against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person: (1) has not been indemnified by another party for the same amounts in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and the procedures for director conflicts of interest, if applicable, have been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation.

       The MBCA provides that unless a corporation's articles of incorporation or bylaws provide otherwise, if a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys' fees and disbursements, incurred by the person in advance of the final disposition of the proceeding (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification.

       The MBCA also permits a corporation to purchase and maintain insurance on behalf of a person in that person's official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability.

      The Bylaws of the Registrant provide for indemnification of its officers and directors to the fullest extent permitted under the MBCA.

       The Registrant currently maintains a policy insuring, subject to certain exceptions, its directors and officers and the directors and officers of its subsidiaries against liabilities which may be incurred by such persons acting in such capacities.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits

Exhibit Number      Description of Exhibit

5                        Opinion of Michael P. Sherman, Esq.

10                       Fingerhut Companies, Inc.
                         Nonemployee  Director  Stock  Option
                         Plan  (incorporated by reference  to
                         Exhibit 10.x to Registrant's  Annual
                         Report  on  Form 10-K (File  No.  1-
                         8668)  for  the  fiscal  year  ended
                         December 29, 1995).

24(a)                    Consent of KPMG Peat Marwick LLP.

24(b)                    Consent   of   Michael  P.   Sherman,   Esq.
                         (included with Exhibit 5).

25                       Powers of Attorney (included on Page 6).

Item 9. Undertakings

    (a) The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or  sales
    are   being   made,  a  post-effective  amendment   to   this
    registration statement;

        (i)  To include any prospectus required by Section  10(a)
    (3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii)    To include any material information with respect
    to  the plan of distribution not previously disclosed in  the
    registration  statement  or  any  material  change  to   such
    information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on December 22, 1997.



                                FINGERHUT COMPANIES, INC.



                                By  /s/Theodore Deikel
                                    Theodore Deikel
                                    (Chairman of the Board,
                                    Chief Executive Officer
                                    and President)

                        POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Theodore Deikel and Michael P. Sherman and each of them, his or her true and lawful attorneys-in-fact and agents with full power and substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes and he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                  Title               Date
/s/Theodore Deikel       Chairman of the Board,   December 18, 1997
Theodore Deikel          Chief Executive Officer
                         and President; and
                         Director (Principal
                         Executive Officer)

/s/Gerald T. Knight      Senior Vice President,   December 18, 1997
Gerald T. Knight         Chief Financial Officer
                         (Principal Financial
                         Officer)

/s/Thomas C. Vogt        Corporate Controller     December 19, 1997
Thomas C. Vogt           (Principal Accounting
                         Officer)

/s/Wendell R. Anderson   Director                 December 18, 1997
Wendell R. Anderson

/s/Edwin C. Gage         Director                 December 22, 1997
Edwin C. Gage

/s/Stanley S. Hubbard    Director                 December 18, 1997
Stanley S. Hubbard


/s/Kenneth A. Macke      Director                 December 18, 1997
Kenneth A. Macke


/s/Dudley C. Mecum       Director                 December 18, 1997
Dudley C. Mecum


/s/John M. Morrison      Director                 December 18. 1997
John M. Morrison


/s/Christina L. Shea     Director                 December 19. 1997
Christina L. Shea